Exhibit 2.7

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS AGREEMENT is made this 9th day of July, 2004, by and among McADAMS, INC., a Wisconsin corporation, (referred to hereinafter as "Seller"); Patrick D. McAdams, Terrence McAdams, Michael McAdams,
Sharon Burt, and Patrick D. McAdams as Trustee of the trusts (the "Trusts") set forth on Section 6(a) of the Disclosure Schedule (being referred to hereinafter collectively as the "Shareholders" and individually as a "Shareholder"); ULTRA MART FOODS, INC., a Wisconsin corporation and a wholly-owned subsidiary of Roundy"s, Inc. (being referred to hereinafter as "Buyer"); and ROUNDY'S, INC., a Wisconsin corporation (being referred to hereinafter as "Roundy's");


                                                               RECITALS:

         WHEREAS, Seller owns and operates a total of seven (7) grocery supermarkets at the locations set forth in Exhibit A attached hereto (each such supermarket being hereinafter individually referred to as a "Store" and all such supermarkets being collectively referred to as the "Stores" and the business conducted in the Stores being hereinafter referred to as the "Business");

         WHEREAS, the Shareholders are collectively all of the stockholders of Seller;

         WHEREAS, Seller desires to sell and Buyer desires to purchase the Business and substantially all of Seller's assets used in the conduct of the Business at all of the Stores upon the terms and conditions set forth in this Agreement; and

         WHEREAS, Buyer is a wholly-owned subsidiary of Roundy's and Roundy's is therefore willing to join with Buyer as a party to this Agreement and guaranty the obligations of Buyer hereunder;

         THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

         AGREEMENT:

         1.       SALE OF ASSETS.
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                  (a)      Assets Sold. On the Closing Date (as  hereinafter
defined), subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase the following assets (collectively the "Purchased Assets") of the Business:

                           (i) Inventory. All inventory owned by Seller and held for sale (or rental) in the ordinary course of business at the Stores as of the Effective Date, to the extent such inventory is usable, saleable, and not outdated (as more fully described in Section 4(a) below) or damaged (the "Inventory");

                           (ii) Cash. All operating cash (including for this purpose all food stamps, but excluding checks and coupons) on hand (the "Cash on Hand") and located in the Stores as of the Effective Time;

                           (iii)    Trademarks,  Trade Names and Other
         Intellectual Property. All intellectual property associated with the Business (including but not limited to all trademarks, service marks, trade names, pending trademark, service mark and trade name applications and registrations, and copyrights, but excluding the name "McAdams") ("Intellectual Property");

                           (iv) Equipment. All fixtures, equipment, furniture, machinery, tools, racks, partitions, shelving, exterior signs, refrigeration equipment, leasehold improvements, software, computer hardware, terminals and peripheral equipment, scanning systems owned by Seller or in which Seller has any interest, including any leasehold interest, and other supplies located at and used in the operation of the Business;

                           (v) Assigned Contracts. All right, title and interest of the Seller in, to and under the "Assigned Contracts" (as hereinafter defined);

                           (vi) Permits. Only to the extent transferable, all right, title and interest of Seller in, to and under all transferable licenses, permits, orders, certificates, approvals and other government authorizations owned by Seller exclusively in connection with Seller's occupancy or operation of the Stores;

                           (vii) Other Personal Property. All other personal property of every nature or description owned by Seller and used in the operation of the Business, including, but not limited to, general intangibles, and the goodwill and going concern value of the Business.

                  (b)      Excluded  Assets.  Notwithstanding  anything in
Section 1(a) above to the contrary, the following assets, rights, interests and other properties of the Seller (the "Excluded Assets") shall not be sold, transferred, assigned, conveyed or delivered to Buyer:

                           (i) Cash and Cash Equivalents. All cash and cash equivalents other than Cash on Hand, including all bank deposits and checking and savings accounts;

                           (ii)     Accounts  Receivable.  All accounts
         receivable (including checks and coupons) relating to any of the Stores;

                           (iii) Prepaid Expenses. All prepaid expenses relating to any of the Stores;

                           (iv) Non-Operating Assets. The non-operating assets set forth in Section 1(b)(iii) of the Disclosure Schedule;

                           (v) Corporate Records. All corporate and financial books and records, Seller's corporate charter and similar items; and

                           (vi)     Vehicles.  Two (2) 2003 Honda vans and one
         (1) Ford Econoline van.

                  (c) Assignment and Assumption of Contracts. The "Assigned Contracts" consist of all of those leases, subleases, contracts and agreements that are set forth on section 6(e) of the Disclosure Schedule hereto and which are designated thereon as "Assigned Contracts." At the Closing, effective as of the Effective Time (as hereinafter defined) Seller will assign and transfer to Buyer all of Seller's right, title and interest in, to and under the Assigned Contracts, and Buyer will assume, perform and discharge all of Seller's obligations and liabilities arising after the Effective Time (and attributable to time periods after the Effective Time) under the Assigned Contracts (hereinafter "Contract Liabilities"); provided, that the Contract Liabilities assumed by Buyer shall not in any event include:

                           (i) any liability or obligation of Seller under any employment agreement, collective bargaining agreement, plans or arrangements concerning employee bonuses, insurance, or other agreement with any employee, officer, or shareholder of Seller; or any other liability or obligation of any nature whatsoever of Seller to any employee or former employee, whether pursuant to contract, arising by operation of law, or otherwise; or

                           (ii) any liability or obligation attributable to or arising as a result of any breach, violation, or non-performance of any Assigned Contract by Seller prior to and through the Effective Time, including, without limitation, any breach or violation arising as a result of the transactions contemplated by this Agreement.

                  (d) Assumption of Employee Accruals. Buyer will assume the liability of Seller for employee bonuses, vacation and sick pay due from Seller to the Transferred Employees (as that term is defined in Section 13)), but only in the amount and to those persons for which Buyer receives a credit as provided in Section 5(b) herein (the "Assumed Employee Accruals").

                  (e) Real Estate Subleases. Seller is currently a sublessee of Jondex Corp. (an affiliate of Buyer) under two subleases relating to the New Berlin and Oconomowoc-Olympia Stores (the "Store Subleases") and a lessee of an affiliate of Seller, McAdams Realty (the "Seller Affiliate") under five leases (the "Seller Affiliate Leases") for the remaining Stores. At the Closing, Roundy's will cause Jondex Corp. to terminate the Store Subleases and release Seller and the Shareholders from any further liability under the Store Subleases (to the extent such liability and costs relate to periods following the Effective Time and/or as otherwise provided in the "Sublease Termination" described below), and Seller will relinquish its rights under the Store Subleases and release Jondex Corp. and Roundy's from any further liability thereunder, pursuant to and as provided in a Sublease Termination in the form attached as Exhibit 1(e) hereto (the "Sublease Termination"). Rent, percentage rent, tenant's shares of real estate taxes, common area aintenance expenses and other payments payable by Seller under the Store Subleases shall be prorated as of the Effective Time based on actual amounts incurred or assessed for the year 2003. With respect to time periods between December 31, 2003 and the Closing Date, such prorations will be determined on the basis of actual amounts incurred or assessed for the year 2003, and will not be adjusted after the Closing Date to reflect actual amounts incurred or assessed for periods after December 31, 2003.

                  (f) Termination and Release Agreement. Concurrently with the execution of this Agreement, Roundy's, Seller and the Shareholders shall enter into an agreement among them, to be effective upon the Closing hereunder, whereby all agreements (including the "Pick 'N Save" trademark license and supply agreements) entered into between the parties (or their affiliates) prior to the date hereof, and the obligations of the parties thereunder, are terminated (the "Termination and Release Agreement").

                  (g) New Store Leases. At Closing, Seller shall cause the Seller Affiliate to terminate the Seller Affiliate Leases and cause the new entities ("New Seller Affiliates") to which the Seller Affiliate has transferred the Stores that are the subject of the Seller Affiliate Leases to enter into new leases or subleases with Buyer relating to those five Stores (the "New Store Leases"), which New Store Leases will be in the form attached hereto as Exhibit 1(g) (1-5). The terms of the New Store Leases will include the following:

                           (i) Lease term: The term of the New Store Lease for the Stores in Wales, Mukwonago, Muskego and Sussex will be for a base term of 15 years with three successive renewal options of 5 years each (each a "Renewal Term"). The term of the New Store Lease for the Oconomowoc-Plank Road Store will be three (3) years with no renewal options.

                           (ii) Rent. The rent under the New Store Leases for the base term will be as set forth on Exhibit 1(g)(1-5) attached. For each Renewal Term the rent will increase over the rent in effect immediately prior to the renewal, by the lesser of 12.5% or the change in the consumer price index (all urban) over the last five years of the preceding term.

                           (iii) Maintenance and Repair Obligations. The New Store Leases will provide that responsibility for maintenance and repair of the supporting walls, foundation, roof and similar structural components of the building, as well as material defects in the subsurface of the parking lots, will be that of the landlord, while all other maintenance and repair (including glass and the surface of the parking lots) will be the responsibility of the tenant.

                           (iv) Oconomowoc Use Restriction. The New Store Lease for the Oconomowoc-Plank Road Store will contain a provision prohibiting its use in a "Competitive Business" (as that term is defined in Section 11(a) below) for a period of 4 years following the end of the initial three-year term of such New Store Lease.

         2.       LIABILITIES.
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                  (a)      Except for the  Contract  Liabilities  expressly
assumed by Buyer under Section 1(c) above and the Assumed Employee Accruals assumed by Buyer pursuant to Section 1(d) above, Buyer shall not in any manner assume nor be liable or responsible for any of the liabilities, debts, or obligations of Seller or any Shareholder, of any nature whatsoever, including, but without limiting the generality of the foregoing, the following:

                           (i) Past, current and future liabilities and obligations of Seller for federal, state or local taxes of any nature (except for real and personal property taxes to be pro-rated between Buyer and Seller as provided in Section 5 hereof), including, without limitation, any taxes occasioned by the sale contemplated by this Agreement; or

                           (ii) Liabilities or obligations of Seller of any nature to employees or former employees relating to services performed prior to the Effective Time, including, without limitation, liabilities or obligations for wages, withholding and employment taxes, vacation, sick pay, bonuses, severance pay, retirement and fringe benefits, incurred prior to and through the Closing Date, except for Assumed Employee Accruals.

                  (b) Seller shall pay and discharge, when due, any and all of the debts, liabilities and obligations of Seller which are not assumed by Buyer.

         3.       PURCHASE PRICE; PAYMENT; ALLOCATION.
                  ------------------------------------
                  (a) Purchase Price. The purchase price to be paid by Buyer to Seller for the Purchased Assets (the "Purchase Price") shall be Sixty-Three Million Dollars ($63,000,000) (i) increased by the amount of Seller's (i) Cash on Hand, (ii) increased or decreased, as appropriate, by the difference between the "Final Inventory Value" (as valued and determined in accordance with Section 4 hereof) as of the Applicable Inventory Date (as hereinafter defined) and Eight Million Dollars ($8,000,000) (the "Base Inventory Value"), and (iii) adjusted by the prorations provided for in Section 5 hereof. The amount described in clause (ii) above is referred to as the "Inventory Adjustment."

                  (b) Payment of Purchase Price. Buyer shall pay the Purchase Price to Seller as follows:

                           (i) At Closing, the sum of $63,000,000, plus an amount equal to the parties' mutual good faith estimate of the Purchase Price attributable to Cash on Hand, shall be paid by wire transfer of immediately available funds to an account designated by Seller;

                           (ii) Upon final determination of the value of the Cash on Hand and the Inventory Adjustment, and the approval by Seller and Buyer of the final closing statement, the difference between the final purchase price, as determined, and the amount paid by Buyer at the Closing, shall be paid by Buyer to Seller or be paid by Seller to Buyer, as appropriate. If the Final Inventory Value and the amount of Cash on Hand has not been finally determined within fourteen (14) days after the Closing Date, such difference shall bear interest at an annual rate of five percent (5%), beginning on the fifteenth day following the Closing Date.

                  (c) Allocation of the Purchase Price. The Purchase Price shall be allocated as follows:

                           (i)      The portion of the Purchase Price
         constituting Cash on Hand shall be allocated to cash;

                           (ii)     The portion of the Purchase  Price
         constituting Inventory, as determined pursuant to Section 4 hereof, shall be allocated to Inventory;

                           (iii) Six Million Five Hundred Thousand Dollars ($6,500,000) shall be allocated to equipment and leasehold improvements;

                           (iv) One Hundred Fifty Thousand Dollars ($150,000) shall be allocated to the covenant not to compete set forth in Section 11 hereof, to be allocated in equal shares among the several individual Shareholders and the Seller; and

                           (v) The remainder of the Purchase Price shall be allocated to goodwill and the going concern value of the Business.

         4.       PHYSICAL INVENTORY; DETERMINATION OF INVENTORY PRICE; CLOSING.
                  --------------------------------------------------------------
                  (a) As soon as practical after Buyer has received all of the Licenses and Permits required for its ownership and operation of the Stores (including, without limitation, liquor licenses, food stamp permits, retail food dealer licenses and "WIC" permits), or, if later, when the waiting period under the HSR Filings (as defined below) has duly expired, the parties will jointly select a date, for each of the Stores, on which the amount of Cash on Hand, Inventory and store supplies at such Store willbe determined by a physical inventory tabulation (the date of such inventory for each Store being hereinafter referred to as the "Applicable Inventory Date" for that Store). No Applicable Inventory Date shall be more than five (5) days prior to the "Closing Date" (as defined below). Such physical inventory and the necessary extensions of the costs for such inventory and store supplies at each Store shall be conducted by an inventory service mutually acceptable to Buyer and Seller (it being the intent of the parties to select, if reasonably possible, a single inventory service that has the capacity to conduct the inventory of all seven Stores on the same day) (the "Inventory Service"). Buyer and Seller shall each have representatives present during physical inventory, and the expense thereof shall be borne equally by Buyer and Seller. The physical inventory tabulation (and the purchase price to be paid by Buyer for the Inventory) shall not include inventory which is damaged, spoiled, outdated, obsolete or otherwise unsaleable at normal retail price in the ordinary course of business at the Stores, and Buyer shall have no obligation to purchase any of such inventory. For purposes of this Agreement, "outdated" shall mean any (a) non-perishable merchandise with less than thirty (30) days remaining shelf life or which has a manufacturer's date by which it must be sold that is less than thirty (30) days after the Applicable Inventory Date, or (b) any perishable merchandise with less than the lesser of (X) three (3) days remaining shelf life or which has a manufacturer's date by which it must be sold that is less than three (3) days after the Applicable Inventory Date or
(Y) one-half of its original shelf life remaining. At the Closing, the parties will append to this Agreement a schedule setting forth the Applicable
Inventory Date and the Effective Time (as defined below) for each of the Stores.

                  (b)      For purposes of this  Agreement  (including
Section 3(a) hereof) the Inventory will be valued at Seller's cost thereof, determined in the following manner:

                           (i) the cost of Inventory shall be the retail selling price thereof as of the Applicable Inventory Date less the margin percentage by department for the Stores as set forth in
         Section 4(b) of the Disclosure Schedule attached hereto, except for such meat, produce, deli, bakery, seafood, supplies and other perishable items for which the cost is readily ascertainable in which case the actual cost of such items shall be used.

                           (ii) The rental video tape and DVD inventory shall be valued at six dollars ($6.00) per tape/DVD.

                           (iii) Supplies will be valued at Seller's actual cost.

         The total value of the Inventory (including supplies, but not including Cash on Hand) as finally determined in accordance with this
Section 4 is referred to herein as the "Final Inventory Value." If the Final Inventory Value exceeds the Base Inventory Value, the Purchase Price shall be increased dollar-for-dollar by the amount of such excess; and if the Base Inventory Value exceeds the Final Inventory Value, the Purchase Price will be decreased, dollar-for-dollar, by the amount of such excess.

                  (c) The complete inventory prepared by the Inventory Service shall be prepared in accordance with the usual and customary practices of the industry and shall show the amount of Cash on Hand and the total cost of Inventory and supplies for each Store determined in the manner provided above. In the event the parties do not agree on the value of the Inventory and supplies for any Store because the parties disagree as to whether certain items are damaged, spoiled, outdated, obsolete or otherwise unsaleable at normal retail prices in the ordinary course of business or as to Seller's cost thereof, the opinion of the Inventory Service shall be final and binding on the parties.

                  (d) Buyer shall be given physical possession of each Store and the Business conducted thereon immediately upon completion of the taking of the inventory at such Store. All sales made and expenses incurred after such time shall be for the account of Buyer.

                  (e) The transactions contemplated hereby will be closed, and the sale and purchase of the Purchased Assets thereby consummated, on a date, selected by agreement of the parties, as soon as practical after the last of the Applicable Inventory Dates (the "Closing" or "Closing Date"). However, the Closing shall be deemed effective as to each Store as the time of completion of the physical inventory at such Store on such Store's Applicable Inventory Date (the "Effective Time"). This transaction shall be closed at the offices of Whyte Hirschboeck Dudek S.C., 555 East Wells Street, Milwaukee, Wisconsin, or at such other place as the parties may mutually agree.

         5.       PRORATIONS and ACCRUALS.
                  -----------------------
                  (a) Personal property taxes applicable to the Purchased Assets for the year (or other period) in which the Effective Time occurs shall be prorated as of the Effective Time on the basis of the personal property tax bills for the year 2003. Utility charges for the billing periods in which the Effective Time occurs will be apportioned between Buyer and Seller based on actual meter readings as of the Effective Time.

                  (b) Buyer will be entitled to a credit against the Purchase Price for the amount of all accrued but unpaid employee bonuses, vacation and sick pay due as of the Effective Time to the Transferred Employees (as that term is defined in Section 13). For purposes of this Section 5(b), accrued employee bonuses, vacation and sick pay for which Buyer will be entitled to a credit will include (i) that which each Transferred Employee has fully earned but not used (and not forfeited) as of the Effective Time, as well as (ii) a pro-rata portion of that which each Transferred Employee has accrued through the Effective Time during his or her accrual period during which the Effective Time occurs (the "Current Accrual Period"), even though the employee may not be entitled thereto unless he or she would have remained employed by Seller for the remainder of the Current Accrual Period following the Effective Time; provided that the amount determined under the preceding clause (ii) (but not the amount determined under clause (i)) will be discounted by 20% to reflect the fact that some employees may not remain employed by Buyer through the end of the Current Accrual Period.

                  (c) All costs, charges or prepayments paid or payable by or to Seller under any Assigned Contracts will be prorated as of the Applicable Inventory Date.

                  (d) Rent, percentage rent, tenant's shares of real estate taxes, common area maintenance expenses and other payments payable by Seller under the Store Subleases and the Seller Store Leases shall be prorated as set forth in Section 1(e).

         6.       REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS.
                  --------------------------------------------------------------
                  To induce Buyer to enter into this Agreement, Seller and the Shareholders, jointly and severally, make the following representations and warranties:

                  (a) Corporate Organization. Seller is a corporation which is duly organized and validly existing under the laws of the State of Wisconsin, all filings necessary for the maintenance of its existence have been made, and there are no proceedings pending for the dissolution of it. Seller has all requisite power and authority to carry on the Business as it is now being conducted and to own and lease the properties and assets it now owns and leases. Section 6(a) of the Disclosure Schedule accurately identifies the persons and entities that are, collectively, the record and (except in the case of the Trusts) beneficial owners of 100% of the outstanding capital stock of Seller and those persons and entities that are, collectively, the owners of 100% of the membership interests in the Seller Affiliate.

                  (b) Authorization, Validity. Seller has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Seller's stockholders and Board of Directors. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the transactions contemplated hereby, and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

                  (c) Compliance. Neither the execution nor delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, will result in any violation of or be in conflict with, or constitute a default under, any provision of Seller's Articles of Incorporation, By-Laws or any contract, agreement, security agreement, pledge, document, commitment, instrument, judgment, decree, order, statute, rule or governmental regulation to which Seller or any Shareholder is a party or by which they are bound, or which is applicable to Seller or any Shareholder, the Purchased Assets or the Business, or give any third party any right to terminate or cancel any such contract, security agreement, pledge, document, commitment or instrument, or accelerate any obligation evidenced thereby.

                  (d) Good Title. The Purchased Assets (in the case of leased assets, Seller's leasehold interest therein) are free and clear of all security interests, encumbrances, liens, mortgages, pledges, charges, conditional sale or title retention agreements and restrictions, except liens for personal property taxes not due and payable, and those security interests described in Section 6(d) of the Disclosure Schedule for which full and complete releases will be obtained by Seller at or prior to the Closing. Except as set forth in Section 6(d) of the Disclosure Schedule, there are no currently effective Uniform Commercial Code financing statements of record covering any of the Purchased Assets.

                  (e) Leases, Contracts, Etc. All leases, subleases, maintenance agreements, service agreements and all other agreements of any nature, whether written or oral, affecting any of the Stores or the Business or the Purchased Assets ("Contracts") are listed on Section 6(e) of the Disclosure Schedule attached hereto. Said Section 6(e) of the Disclosure Schedule designates those of the Contracts that are Assigned Contracts. Correct and complete copies of the Contracts have been provided to Buyer. Each such Contract is in full force and effect and there has not occurred any event which with or without the lapse or passage of time and/or giving of notice) would constitute a default thereunder by Seller or by any other party.

                  (f) Inventory. The quantities and types of items comprising the Inventory are reasonable in the current circumstances of the Business and consistent with Seller's historical practices.

                  (g) Equipment. Section 6(g) of the Disclosure Schedule is a true, correct and complete list of all items of machinery, equipment and other personal property (other than Excluded Assets, Inventory and supplies, but including leasehold improvements) owned or leased by Seller as of the date of such list, indicating in each case whether owned or leased. All of the assets set forth on such list (or, in the case of leased assets, the leases pursuant to which they are leased) are included among the Purchased Assets and Seller has not disposed of any such assets since the date of such list. All of the tangible personal property included among the Purchased Assets (as well as any property leased pursuant to any of the Assigned Contracts) is in good operating condition and repair, ordinary wear and tear excepted, and suitable and adequate for the purposes to which it is currently put in the conduct of the Business.

                  (h) Financial Statements. Seller has delivered to Buyer copies of the reviewed financial statements of Seller for the fiscal years ended October 27, 2001 and October 26, 2002 and October 25, 2003, and unaudited interim financial statements for the period ended February 21, 2004 (such financial statements, including all notes thereto, hereinafter being referred to collectively as the "Financial Statements)." The Financial Statements (i) have been prepared from and are consistent with the books and records of the Seller, (ii) are complete and correct in all material respects, in accordance with generally accepted accounting principles ("GAAP"),
(iii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, and (iv) fairly and accurately present the financial condition, results of operations and cash flows of the Seller as at the dates, and for the periods, stated therein; provided, that the unaudited interim financial statements do not reflect customary year end adjustments and accruals.

                  (i)      Absence of Certain  Changes or Events.  Since
October 25, 2003, Seller has conducted the Business solely in the ordinary course and consistent with past practice, and, without limiting the foregoing, except as set forth in Section 6(i) of the Disclosure Schedule, (i) there has not been any material adverse change in the financial condition or operation of the Business and no event has occurred which materially and adversely affects the Business or the Purchased Assets (provided, that Buyer acknowledges that the opening of other retail supermarkets that are competitors of Seller shall not be considered a material adverse change), (ii) Seller has not waived any rights which are material to the Business, (iii) there has not been any damage, destruction or loss (whether or not covered by insurance) which singly or in the aggregate materially and adversely affects the Purchased Assets or the Business, (iv) Seller has not entered into or terminated any material agreement, lease, license or commitment which relates to the Business or the Purchased Assets, (v) Seller has not disposed of any material assets other than inventory sold in the ordinary course of business, and (vi) Seller has not made any material change in any method of accounting or accounting practice.

                  (j) Litigation and Other Proceedings. Except as set forth on Section 6(j) of the Disclosure Schedule, no action, suit, proceeding or investigation before any court, arbitrator, governmental authority or instrumentality is pending against Seller or any Shareholder, or to Seller's or any Shareholder's knowledge is threatened against Seller or any Shareholder, which involves the Business, the Purchased Assets or the consummation by Seller of the transactions contemplated by this Agreement, and, to Seller's and the Shareholders' knowledge, no valid basis exists for any such action, suit, proceeding or investigation.

                  (k) Fringe Benefit Plans. Section 6(k) of the Disclosure Schedule lists all employee benefit and fringe benefit plans, practices, policies or arrangements maintained by Seller, whether formal or informal, including, without limitation, any bonus, stock option, stock purchase, deferred compensation, pension, profit sharing, retirement, vacation pay, sick pay, health, dental, disability, life insurance or other fringe benefit plan, arrangement or practice. Section 6(k) of the Disclosure Schedule contains a copy of or an accurate and complete description of each such plan, arrangement and practice. Seller does not have any commitment, whether formal or informal, to create any such new plan or arrangement not set forth in Section 6(k) of the Disclosure Schedule.

                  (l)      Consents and Approvals.  Except as set forth on
Section 6(l) of the Disclosure Schedule, and except for the filing of notices with the appropriate authorities under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Filings") and the expiration of the waiting periods thereunder, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or agency, whether federal, state or local, is required in connection with the execution or delivery of this Agreement by Seller or the consummation by Seller of any of the transactions contemplated hereby. Except as set forth in Section 6(l) of the Disclosure Schedule, no consent of any other entity, agency or person is required in connection with the execution or delivery of this Agreement by Seller or the consummation by Seller of any of the transactions contemplated hereby, including, without limitation, consents from any party to any Contract (whether or not an Assigned Contract) to which Seller is a party, or which is applicable to the Business or the Purchased Assets, other than agreements with Buyer that are to be terminated pursuant to the Termination and Release Agreement.

                  (m) Employees. Set forth on Section 6(m) of the Disclosure Schedule is a complete list by each Store location of all of Seller's employees (the "Employees"), both full and part time, and their respective wage rates or salaries.

                  (n)      Taxes.

                           (i) Seller has properly and timely filed all federal, state and local tax reports and returns required to be filed by it, and all taxes, license fees, and charges and levies of every kind, character and description (including, without limitation, those due in respect to their properties, income, franchise, occupations, licenses, sales and payrolls), as shown by such reports or returns to be due and payable, or levied, assessed or imposed on the Business or Seller through the date hereof (except for those which by their terms are not yet due and payable) have been paid. No taxing authority has asserted against Seller any claim for the assessment of any additional tax liability.

                           (ii) There are no tax liens upon any property or assets of Seller except liens for current taxes not yet due and payable.

                           (iii) No examination or audit of any tax return or report of Seller is in progress or to Seller's or any Shareholder's knowledge is contemplated.

                  (o) Condition of Real Estate. The structures, plants, improvements, systems and fixtures (including, without limitation, storage tanks or other impoundment vessels, whether above or below ground) located on the real estate where the Stores are located (the "Real Estate") conform in all material respects with all Federal, state and local statutes and laws and all ordinances, rules, regulations and similar governmental and regulatory requirements, and are in good operating condition and repair, ordinary wear and tear excepted. Except as set forth on Section 6(o) of the Disclosure Schedule, the Real Estate, in view of the purposes for which it is currently used, conforms in all material respects with all covenants or restrictions of record and conforms in all material respects with all applicable building codes and zoning requirements, and current, valid certificates of occupancy (or equivalent governmental approvals) have been issued for the Real Estate to the extent required by law; and neither Seller nor any of the Shareholders is aware of any proposed material change in any such governmental or regulatory requirements or in any such zoning requirements. All existing electrical, plumbing, fire sprinkler, lighting, cooling, refrigeration, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Estate are in good operating condition and repair, ordinary wear and tear excepted.

                  (p) Employment Practices. None of Seller's employees is represented by any labor organization. During the preceding five (5) years, there has not been any request by any employees of the Business for an election or certification of a union to represent them, and there does not exist, and to the Seller's and Shareholders' knowledge there is not threatened or contemplated, any strike, slow-down, picketing or work stoppage by any employees, or any lock-out by Seller of any employees. During the preceding five (5) years, Seller has not experienced any significant labor dispute, and there is not currently threatened or contemplated any strike, slow-down, picketing or work stoppage by any Employees, or any lock-out by Seller of any employees. Seller is not engaged in any unfair labor practice, no unfair labor practice complaint has been asserted or is pending or to Seller's Knowledge is threatened against Seller, no grievance or arbitration proceeding is pending or to Seller's Knowledge is threatened, and there is no claim, suit or proceeding filed or to Seller's Knowledge threatened against Seller, alleging discrimination against any past or present Employee based on age, sex, national origin, religion or race. Seller has complied at all times and in all material respects with all laws, statutes, rules and regulations applicable with respect to employees in every one of the jurisdictions in which it operates
and/or does  business,   including  without  limitation,  all  laws,  statutes,
rules and regulations applicable to and/or directed at discriminatory practices (including, without limitation, discrimination based on race, age, sex or sexual preference, in particular with respect to employment, equal pay and/or discharge), labor standards and working conditions, payment of minimum wages and overtime rates, or otherwise relating to the conduct of employers with respect to its employees or potential employees, and there have been no claims made or, to the best knowledge of Seller and the Shareholders, threatened thereunder against Seller arising out of, relating to or alleging any violation of any of the foregoing. Seller has complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended ("INA"), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and Seller has complied in all material respects with the record-keeping and reporting provisions and anti-discrimination provisions of the INA. Seller has obtained and maintained the employee records and I-9 forms in proper order as required by law. To the best knowledge of Seller and the Shareholders, Seller is not currently employing any workers unauthorized to work.

                  (q)      Environmental Matters.

                (i) Except (in the case of clauses (W) and (Y) of this sentence) for Hazardous Substances (as hereinafter defined) generated, stored, treated, manufactured, refined, handled, produced, disposed of or used by Seller in the ordinary course of its business, in compliance with the requirements of currently applicable laws, rules and regulations or otherwise in a manner which would not give rise to any liabilities or obligations under such laws, rules and regulations, and except as set forth on Section 6(q) of the Disclosure Schedule, (W) neither Seller, nor to Seller's and the Shareholders' knowledge any other person, has caused there to be any Hazardous Substances (as that term is hereinafter defined) in, on or under any of the Real Estate of such a nature or to such an extent that they could (1) have a material adverse effect on the value of such Real Estate, (2) limit the ability of Buyer to conduct business on such Real Estate, or (3) limit the ability of Buyer (or increase Buyer's cost) to improve or renovate the buildings and structures on such Real Estate; (X) to Seller's and the Shareholders' knowledge none of the Real Estate has been designated, restricted or investigated by any governmental authority as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of Hazardous Substances, nor is there any basis for any such designation, restriction or investigation; (Y) no Hazardous Substances have been generated, used, stored, treated, manufactured, refined, handled, produced or disposed in, on or under, and no Hazardous Substances have been transported, released or disposed of at, from or to, any of the Real Estate by Seller or by any persons or agents operating under the control, direction and supervision of Seller, including, without limitation, all employees, agents and contractors of Seller; and (Z) neither Seller nor the Shareholders have received any written or oral notice, order, inquiry, investigation, environmental audit or assessment or any lien, encumbrance, decree, easement, covenant, restriction, servitude or proceeding concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge, disposal or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from or to, any of the Real Estate.

                (ii) Except as set forth on Section 6(q) of the Disclosure Schedule, neither Seller nor any Store premises nor any aspect of the manner in which the Store's business is or has been conducted is in violation of, or subject to any liabilities as a result of any past or current violations by Seller of, any existing federal, state or local law (including common law), statute, ordinance, rule or regulation of any federal, state or local governmental authority relating to occupational health and safety or relating to pollution or protection of the environment, including, without limitation, statutes, laws, ordinances, rules and regulations relating to the emission, generation, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of Hazardous Substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, "Environmental Laws").

                           (iii) For purposes of this Agreement, the term "Hazardous Substance" shall mean any product, substance, chemical, contaminant, pollutant, effluent, waste or other material whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect, either by itself or in combination with other materials located on any of the Real Estate, is either:
         (a)  regulated  or  monitored  by any governmental  authority or
         (b) defined or listed in, or otherwise classified pursuant to, any statute, law, ordinance, rule or regulation applicable to the Real Estate or the Business as "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes" or "toxic substances". Hazardous Substances shall include, but not be limited to, (a)(A) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, (B) any "regulated substance" as defined in the Solid Waste Disposal Act or
         (C) any substance subject to regulation pursuant to the Toxic Substances Control Act, as such laws are now in effect or may be amended through the Effective Time and any rule, regulation or administrative or judicial policy statement, guideline, order or decision under such laws, (b) petroleum and refined petroleum products, (c) asbestos, asbestos-containing products, and presumed asbestos-containing material (as defined in 29 CFR 1910.1001(b), (d) flammable explosives, (e) radioactive materials, (f) radon,
         (g) polychlorinated biphenyls, whether contained or not, and (h) any other substance that is regulated or classified as hazardous or toxic under any federal, state or local law, statute, ordinance, rule or regulation.

                  (r) All Necessary Assets. Except for the Excluded Assets and any required working capital (other than inventory), the Purchased Assets comprise all of the assets, properties and rights (including, without limitation, intellectual property rights and any data processing equipment, software and/or data files) required to operate the Business in the manner in which it has heretofore been operated by Seller.

                  (s) Compliance with Laws. Seller has complied in all material respects with all applicable laws and statutes and all ordinances, codes, rules, regulations, judgments, orders, injunctions, writs or decrees of any Federal, state, local or foreign court or any governmental body or agency thereof to which Seller may be subject or which are applicable to or otherwise affect the operations, Business or assets of Seller, including, without limitation, rules or regulations of the Food and Drug
Administration and similar state, local and foreign agencies (including, without limitation, all product labeling requirements thereof). Neither Seller nor any of the Shareholders has received any notice alleging any such violation, nor does Seller or any of the Shareholders have any knowledge of any inquiry, investigation or proceeding relating thereto.

                  (t) Permits and Licenses. Seller has in force and effect, and has complied with all of the conditions and requirements imposed by, all material permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its Business as currently conducted ("Licenses and Permits"). Section 6(t) of the Disclosure Schedule contains a list by each Store location of all Licenses and Permits currently used in the Business or required for the conduct of the Business as currently conducted. Neither Seller nor any of the Shareholders has received any notice of, nor has any knowledge of, any intention on the part of any appropriate authority to cancel, revoke or modify, or of any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of any such material permit, license, exemption, consent, authorization or approval.

                  (u) Intellectual Property. Section 6(u) of the Disclosure Schedule sets forth a complete and correct list of all of the following owned (as indicated) or used by Seller in any jurisdiction and all of the same are valid, subsisting and not expired: (i) patents and patent applications, (ii) registered and unregistered trademarks, service marks, logos, Internet domain names, trade names and business names and applications to register the foregoing, (iii) registered and unregistered copyrights and applications to register copyrights, and (iv) computer software (other than computer software that is regularly and commercially available in the form in which it is used by Seller) (collectively, the "Intangible Rights"). Except for Seller's permitted used of the "Pick 'N Save" trade name and trademarks, Seller is the sole and exclusive owner of, and has good and marketable title to, all of the Intangible Rights, free and clear of all liens or encumbrances.
To Seller's Knowledge, no aspect of the Business (including, without limitation, the use of the Intangible Rights) conflicts with any intellectual property or similar rights of others. There are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense, or otherwise concerning, the Intangible Rights. Neither Seller nor any of the Shareholders has received any notice or claim that any of the Intangible Rights infringes upon or conflicts with the rights of any other person. To the best knowledge of Seller and the Shareholders, there is no material infringement or violation by any other person of Seller's rights in any of the Intangible Rights.

                  (v) Brokers' Fees. Seller and the Shareholders have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (w) Transactions with Related Parties. Section 6(w) of the Disclosure Schedule contains an accurate and complete list and description of all agreements, arrangements and understandings relating to the provision of services, use or transfer of property or assets, or outstanding indebtedness which are currently in effect or which were in effect or occurred at any time after January 1, 2002 between the Seller and any of the following (each, a "Related Party"): (i) each person who is now or at the time in question was a shareholder, director or officer of Seller; (ii) the spouses, children, grandchildren, siblings, parents, grandparents, uncles, aunts, nieces, nephews or first cousins of any person described in (i) (collectively, "near relatives"); (iii) any trust for the benefit of any person described in (i) or any of their respective near relatives; and
(iv) any corporation, partnership, joint venture or other entity owned or controlled by any person described in (i) or any of their respective near relatives. Except as set forth in Section 6(w) of the Disclosure Schedule, there is, and at the Closing Date there will be no outstanding indebtedness or liability owed by Seller to the Shareholders, of any nature, with the exception of (i) accrued wages and salaries and related benefits due in the ordinary course of business to those Shareholders who are also employees, for services performed prior to the Closing Date and (ii) accrued rental and other obligations under the Seller Affiliate Leases.

                  (x)      Computer  Software.  Except as disclosed in
Section 6(x) of the Disclosure Schedule, all computer programs and software owned by Seller or used by Seller in the conduct of the Business and material to the conduct of the Business (i) are regularly and commercially available without restriction on an "over-the-counter" or "off-the-shelf" basis and have been so acquired by Seller and (ii) have not been written or designed or materially modified specifically for Seller. All computer software used by Seller or installed on any computers owned or used by Seller is either
(i) owned by Seller or (ii) used pursuant to valid and effective licenses from the owners thereof. Seller is not in breach or default under any of such licenses, and has not received any notice suggesting or alleging that any such breach or default has occurred or that Seller is using or has used any computer software without an appropriate license therefor.

                  (y) Knowledge of Seller and Shareholders. For those warranties and representations set forth in this Section 6 which are qualified by reference to the Seller's and or the Shareholders' "awareness" or "knowledge", the Seller and the Shareholders shall be deemed to have knowledge and be aware of (i) any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to any Shareholder or to any officer of director of the Seller; and (ii) any matter, fact or thing which reasonably should be known by any Shareholder after "due inquiry" by such Shareholder, taking into account any and all roles or positions which such Shareholder may hold with the Seller and any and all duties and responsibilities he or she may have vis-a-vis the Seller and its business. For this purpose, "due inquiry" shall include a review of the accounting and financial records and books of account of the Seller; a review of the Seller's regularly maintained files and records relating to its assets, liabilities, and business; a review of the minute books and stock records of the Seller; a visual inspection of the Seller's Real Property and tangible personal property; and an inquiry of the Seller's store managers and Seller's principal law firm and outside auditing firm.

                  (z) Reliance. The representations and warranties of Seller and the Shareholders made in this Section 6 are made by Seller and the Shareholders with the knowledge and expectation that Buyer and Roundy's are placing complete reliance thereon in entering into, and performing each of their obligations under this Agreement, and the same shall not be affected or deemed waived in any respect whatsoever by reason of any investigation heretofore or hereafter conducted or knowledge gained by or on behalf of the Buyer or Roundy's (including, without limitation, by any of their advisors, consultants or representatives) prior to the Closing, whether in contemplation of this Agreement or otherwise, or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate, or that any covenant or undertaking has been or might have been breached, at or prior to the Closing, and no claims by the Buyer or Roundy's with respect thereto shall be waived or otherwise affected as a result of such knowledge on the part of the Buyer or Roundy's (or any of their advisors, consultants or representatives) and Seller and the Shareholders shall not raise any such matter as a defense to any claim by the Buyer or Roundy's for indemnification hereunder; provided, however, that this paragraph (z) shall not be effective with respect to any actual knowledge (without regard to the definition of "knowledge" in the preceding paragraph (y)) of the inaccuracy of a representation or warranty of the Seller hereunder that the Buyer has obtained through the insurance or engineering services it provides to the Seller.

                  (aa) No Other Warranties. Except as set forth herein, and as qualified by the Disclosure Schedule, Seller and the Shareholders and Seller Affiliate make no express or implied warranties or representations regarding the Purchased Assets or the Business, and hereby disclaim any such other representations or warranties.

         7. REPRESENTATIONS AND WARRANTIES OF BUYER AND ROUNDY'S. To induce Seller and the Shareholders to enter into this Agreement, Buyer makes the following representations, warranties and agreements:

                  (a) Corporate Organization. Buyer and Roundy's are each corporations duly organized and validly existing under the laws of the State of Wisconsin, all filings necessary for the maintenance of their corporate existence have been made, and there are no proceedings pending for their dissolution. Buyer and Roundy's have all requisite corporate power and corporate authority to carry on their businesses as they are now being conducted and to own and lease the properties and assets they now own and lease.

                  (b) Authorization; Validity. Buyer and Roundy's each have all requisite corporate power and authority to enter into this Agreement and to carry out their obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by their Boards of Directors. No other corporate proceedings on the part of Buyer or Roundy's are necessary to authorize this Agreement or the transactions contemplated hereby and this Agreement constitutes the valid and legally binding obligation of Buyer and Roundy's, enforceable in accordance with its terms.

                  (c) Litigation. There are no lawsuits, claims or other proceedings pending or threatened against Buyer or Roundy's which would adversely affect Buyer's or Roundy's ability to perform their obligations hereunder

                  (d) Consents and Approvals; No Violations. Except as set forth in Section 7(d) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the charter documents of Buyer, (ii) breach, violate or constitute an event of default
(or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification, acceleration or foreclosure under, or require any consent or the giving of any notice under, any lending facility, note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound, (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, administration, agency or authority applicable to Buyer or by which any of its properties or assets may be bound or (iv) except for the HSR Filings and applications for permits and licenses required to operate the Business, require any filing by Buyer with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by Buyer to, any governmental or regulatory body, agency or authority. Buyer has all necessary approvals from its lenders and has funds available or access to funds necessary to complete this transaction and pay the Purchase Price contemplated by this Agreement.

         8. CONDUCT OF BUSINESS PRIOR TO CLOSING. Seller and the Shareholders, jointly and severally, represent, warrant and covenant that from the date of this Agreement through the Effective Time, except with the prior written consent of Buyer or as otherwise specifically provided for by this Agreement, Seller shall:

                  (a) carry on the Business in the normal and ordinary course in a manner consistent with the manner in which the Business has heretofore been conducted (including but not limited to maintaining the Stores and all leasehold improvements and equipment contained therein in good condition, repair and working order);

                  (b) not enter into any material contract (other than for purchases of inventory in the usual and ordinary course of business upon terms consistent with past practices);

                  (c) not encumber any of the Purchased Assets or enter into any transaction or make any commitment relating to the Purchased Assets or the Business, other than in the usual and ordinary course of business;

                  (d) not hire any additional employees (except in the ordinary course of business and consistent with past practices) or grant any increase in the salaries or rates of pay of any employee (except for normal periodic merit or seniority increases under existing agreements or established policies and practices of Seller and consistent in amount and timing with Seller's prior practices), establish any new retirement or fringe benefit plan or grant any increase in benefits under any existing plan;

                  (e) maintain all of its property, casualty, liability and other insurance in effect as of the date hereof through the Closing Date;

                  (f) promptly pay when and as due all taxes, license fees, charges, franchises and contributions required to be paid by Seller to governmental agencies or taxing authorities, with respect to the operation of the Business through the Effective Time; and

                  (g) cooperate with Buyer (including by facilitating reasonable access to the Real Estate and to Seller's employees) in Buyer's conducting (at Buyer's expense) an examination of the Real Estate at Sussex, Mukwonago, Muskego, Wales and Oconomowoc (Plank Road) and the operations of Seller conducted thereon, for the purpose of evaluating the environmental condition of the Real Estate and identifying the presence or absence of environmental risks, hazards, or potential liabilities relating thereto.

         9. CONDITIONS TO OBLIGATIONS OF BUYER AND ROUNDY'S. Each and every obligation of Buyer and Roundy's under this Agreement to be performed at or before the Closing shall be subject to the satisfaction, acting reasonably and in good faith, at or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

                  (a) Representations and Warranties True. Each and every representation and warranty of Seller and the Shareholders contained in Section 6 hereof, and in each certificate and other document delivered or to be delivered by Seller or its representatives pursuant hereto or in connection with the transactions contemplated hereby, shall be true and accurate as of the date when made and as of the Effective Time and the Closing Date as though such representation and warranty were made by Seller and the Shareholders at the Effective Time and at the Closing Date.

                  (b) Performance. Seller and the Shareholders shall have performed and complied with each and every covenant, obligation and condition required by this Agreement to be performed or complied with by them at or prior to the Closing.

                  (c) No Proceedings or Litigation. As of the Closing, no suit, action, investigation, inquiry or other proceeding by or before any court or governmental body or other regulatory or administrative agency or commission shall be threatened, instituted or pending which questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby.

                  (d) No Injunction. As of the Closing Date, there shall not be any effective injunction, writ, preliminary restraining order or any order of any nature issued by a court, governmental or regulatory agency directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any condition on the consummation of any of the transactions contemplated hereby.

                  (e) Consents, Approvals, Permits, Etc. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the sale and transfer of the Purchased Assets to the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained or made in form and substance reasonably satisfactory to the Buyer and its counsel and shall be effective at and as of the Closing Date, including without limitation, the expiration of the waiting periods under the HSR Filings.

                  (f) Permits, Licenses. Buyer shall have received all necessary permits, licenses, consents, approvals and the like from third parties and governmental and administrative agencies necessary for Buyer's conduct of the Business as presently conducted.

                  (g) Title Reports. Buyer, at its expense, shall have received, not later than ten (10) days prior to the Closing Date, letter reports of title in the form set forth below for each parcel of the Real Estate that is the subject of the Seller Affiliate Leases ("Seller-Owned Real Estate"), issued by a title insurer satisfactory to Buyer (the "Title Insurer"), together with copies of all recorded documents referred to therein. Each such Letter Report shall be updated as of the Closing Date and shall reflect title to the Seller-Owned Real Estate and all easements, restrictions and covenants of record, subject only to liens for (i) Taxes not yet delinquent or due and payable, and (ii) municipal and zoning ordinances, recorded easements and recorded building and use restrictions and covenants, which do not in any material way impair the use of such property in the manner currently used or proposed to be used pursuant to existing plans of the Seller or impair the New Seller Affiliates' good and marketable title to such Real Estate.

                  (h) Agreement from Seller Affiliate and New Seller Affiliates. Seller Affiliate and New Seller Affiliates and the Shareholders shall have entered into an agreement with Buyer and Roundy's, substantially in the form of Exhibit 9(h) hereto (the "Real Estate Development Agreement"), pursuant to which Seller Affiliate and New Seller Affiliates and their members shall agree that if, during the 5 year period following the Closing Date, they propose to develop or lease (as lessor) any real estate in the Wisconsin counties of Waukesha, Milwaukee, Washington, Ozaukee, Racine or Kenosha for use in a "Competitive Business" (as defined below), they will, before negotiating with any potential third party tenant, provide notice thereof to Roundy's, permit Roundy's to make a proposal to lease such property for use as a grocery supermarket, and, if Roundy's makes such a proposal, negotiate in good faith with Roundy's over the terms thereof.

                  (j) SNDA's. Seller, at its expense, shall have procured and delivered to Buyer, subordination, nondisturbance and attornment agreements executed by the lenders to the owners of the Seller-Owned Real Estate, in substantially the form attached to the New Store Leases.

                  (k) Sublessee Estoppel Certificates. Seller, at its expense, shall have procured and delivered to Buyer, certificates executed by each of the current lessees (other than Seller) or sublessees of space with the Stores, in substantially the form attached hereto as Exhibit 9(k) (the "Sublessee Estoppel Certificates").

                  (l) No Material Adverse Change. There shall have been no material adverse change in the financial condition, results of operations, cash flows, assets, liabilities, business or operations of the Seller during the period between October 25, 2003 and the last Applicable Inventory Date, except for such changes as are attributable solely to acts or omissions of Buyer after each Store's Applicable Inventory Date;

                  (n) Employee Census Data. Seller shall have delivered to Buyer, at least two weeks prior to Closing, a list by each Store location of all of the Employees, both full and part time, including their respective wages or salaries, and any other employee-related information that Buyer may reasonably request for the purpose of entering the Transferred Employees into Buyer's payroll system, complying with applicable employment and employment tax laws and regulations, and similar purposes;

                  (o) Deliveries at or Prior to Closing. Seller shall have delivered or caused to be delivered to Buyer the following at or prior to the Closing, all in form reasonably satisfactory to Buyer's counsel:

                           (i) Copies of resolutions of Seller's Board of Directors and its shareholders, authorizing the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, and authorizing Seller's officers, employees and agents to carry out and perform the terms and provisions hereof, certified by the corporate secretary of Seller.

                           (ii) a closing certificate from the President or a Vice President of Seller certifying the fulfillment of the conditions set forth in this Section.

                           (iii) a legal opinion from Seller's counsel in form and substance mutually agreed upon by the parties (which opinion will address, among other things, the due authorization and execution of the Real Estate Development Agreement by, and its binding effect on, Seller Affiliate and New Seller Affiliates).

                           (iv) a certificate of status of Seller issued by the Department of Financial Institutions of the State of Wisconsin, dated not more than ten (10) days prior to the Closing Date.

                           (v) The written consents of all parties that are required for the assignment by Seller to Buyer of the Assigned Contracts.

                           (vi) The New Store Leases duly executed by the Seller Affiliate and New Seller Affiliates.

                           (vii) All other instruments and documents required by this Agreement to be delivered by Seller or the Shareholders to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request not inconsistent with the provisions hereof so as to effectively transfer to Buyer all of Seller's right, title and interest in and to the Purchased Assets as provided by this Agreement, including, without limitation:

                                    (A)     a warranty bill of sale for the
                                Purchased Assets;

                                    (B)     an assignment of the Assigned
                                Contracts;

                                    (C)     assignments of the Intellectual
                                Property;

                                    (D)     certificates of title to any motor
                                vehicles constituting Purchase Assets; and

                                    (E)     use best efforts to deliver an
                                Assignment Agreement relating to certain provisions of the Richard Swan Employment Agreement.

         10. CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller under this Agreement to be performed at or before the Closing shall be subject to the satisfaction, acting reasonably and in good faith, at or before the Closing, of each of the following conditions, unless waived in writing by Seller:

                  (a) Representations and Warranties True. Each and every representation and warranty of Buyer and Roundy's contained in Section 7 hereof, and in each certificate and other document delivered or to be delivered by Buyer or Roundy's or its representatives pursuant hereto or in connection with the transactions contemplated hereby, shall be true and accurate as of the date when made and as of the Closing Date as though such representation and warranty were made by Buyer and Roundy's on the Closing Date.

                  (b) Performance. Buyer and Roundy's shall have performed and complied with each and every covenant, obligation and condition required by this Agreement to be performed or complied with by them at or prior to the Closing.

                  (c) No Proceedings or Litigation. As of the Closing, no suit, action, investigation, inquiry or other proceeding by or before any court or governmental body or other regulatory or administrative agency or commission shall be threatened, instituted or pending which questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby.

                  (d) No Injunction. As of the Closing Date, there shall not be any effective injunction, writ, preliminary restraining order or any order of any nature issued by a court, governmental or regulatory agency directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any condition on the consummation of any of the transactions contemplated hereby.

                  (e) Consents, Approvals, Permits, Etc. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the sale and transfer of the Purchased Assets to the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained or made in form and substance reasonably satisfactory to the Seller and its counsel and shall be effective at and as of the Closing Date, including without limitation, the expiration of the waiting periods under the HSR Filings.

                  (f) Deliveries at Closing. Buyer shall have delivered to Seller at the Closing:

                           (i) that portion of the Purchase Price payable at the Closing;

                           (ii) the Termination and Release Agreement, duly executed by Buyer and Roundy's, as appropriate;

                           (iii) a closing certificate from the President or a Vice President of Buyer and Roundy's certifying the fulfillment of the conditions set forth in this Section;

                           (iv) a legal opinion from Roundy's counsel in form and substance mutually agreed upon by the parties; and

                           (v) the New Store Leases, duly executed by Buyer and guaranteed by Roundy's.

         11.      NONCOMPETITION.

                  (a) Seller and each of the Shareholders hereby covenant and agree with Buyer and Roundy's that for the three (3) year period following the Closing, they will not, directly or indirectly, as a principal, agent, owner, employee, trustee, beneficiary, distributor, partner, co-venturer, officer, director, shareholder or in any other capacity:

                           (i) engage in, own, operate, manage, join, finance, control or participate in the ownership, management, operation or control of, or be paid or employed by or acquire any securities of, or otherwise become associated with or provide assistance to any entity, business, activity or enterprise (other than as a 5% or less shareholder of a publicly held corporation) which is engaged within the state of Wisconsin in the business of operating a grocery store or supermarket (including a so-called "limited assortment" grocery store, but excluding a convenience store or similar retail outlet for which the sale of grocery items is incidental or supplemental to another non-grocery business) (a "Competitive Business");

                           (ii) divert or attempt to divert any business from Buyer or Roundy's or their affiliates or engage in any act which causes or is likely to cause any present or future customer of the Business to discontinue or curtail its business with Buyer or Roundy's or their affiliates or to do business with another entity, business, activity or enterprise; or

                           (iii) solicit, cause or seek to cause any employee of the Business to terminate, curtail or otherwise modify his employment relationship with Buyer or Roundy's or their affiliates for the purpose of entering into an employment or other relationship with Seller or any entity, firm, business activity or enterprise with which Seller is affiliated.

                  (b) Seller and the Shareholders acknowledge and agree that the restrictions set forth in this Section 11 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of Buyer and Roundy's.
In the event that any provision of this Section 11 is determined to be invalid by any court of competent jurisdiction, the provisions of this Section 11 shall be deemed to have been amended and the parties agree to execute any documents and take whatever action is necessary to evidence such amendment, so as to eliminate or modify any such invalid provision and to carry out the intent of this Section 11 so as to render the terms of this Section 11 enforceable in all respects as so modified.

                  (c) Seller and the Shareholders acknowledge and agree that irreparable injury may result to Buyer and Roundy's in the event Seller or any of the Shareholders breaches any covenant contained in this Section 11, and that the remedy at law for the breach of any such covenant will be inadequate. Therefore, if Seller or any of the Shareholders engages or threatens to engage in any act in violation of the provisions of this
Section 11, Buyer and Roundy's shall be entitled, in addition to such other remedies as may be available to it at law or under this Agreement, to injunctive relief to enforce the provisions of this Section 11.

                  (d) Nothing in this Section 11 is intended to or shall prohibit the Shareholders, or any of them, through the Seller Affiliate, the New Seller Affiliates or any other entity or business formed by the them, from owning, developing, investing, building or otherwise being involved with real estate that is leased to or purchased by a party operating a Competitive Business, provided that the Seller Affiliate, the New Seller Affiliates and those of their members who are parties to the Real Estate Development Agreement comply in all respects with their obligations and restrictions contained in the Real Estate Development Agreement.

         12.      FURTHER ASSURANCES; BOOKS AND RECORDS.

                  (a) From time to time after the Closing, Seller shall, without cost to Buyer, execute and deliver to or cause to be executed and delivered to Buyer such other and further transfer documents and instruments, and take such other action as Buyer may reasonably request to carry out more effectively the sale of the Purchased Assets contemplated by this Agreement and to confirm and protect Buyer's right, title and interest in and enjoyment of the Purchased Assets and the Business.

                  (b) Following the Closing, for a period of five (5) years, Seller will preserve those of its books, records, files and other materials which are not part of the Purchased Assets hereunder but that relate to the operation of the Stores and/or the Purchased Assets, and will make the same available to Buyer, during reasonable times and upon reasonable advance notice, for Buyer's inspection and copying, for purposes reasonably related to Buyer's operation of the Business and/or ownership of the Purchased Assets.

         13.      EMPLOYEES.

                  (a) Termination by Seller and Hiring By Buyer. Seller shall terminate all of the Employees immediately prior to the Effective Time. Buyer will offer reasonably equivalent employment to substantially all of Seller's store level Employees, including production bakery department employees ("Store Employee"). For purposes of this Agreement, the phrase "substantially all" is defined as provided in Section 109.07 of the Wisconsin Statutes and the regulations thereunder. Buyer shall offer employment to a sufficient number of Store Employees so as to ensure that (assuming all such offers of employment are accepted, and further assuming that no other employees of Seller lose their employment with Seller) a notice is not required to be given under the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
Section 2101, et. seq. (the "WARN" Act"). Seller acknowledges that Buyer intends to hire only a limited number of the corporate office Employees and other non-store level Employees of Seller, and agrees that Seller will be solely responsible for (and indemnify Buyer against) any liability under any plant closing or similar law (including the federal WARN Act and its Wisconsin counterpart) that may arise as a result of the failure of Buyer to hire any such corporate office or non-store level Employees or the termination of their employment by Seller. The Employees hired by Buyer as of the Closing Date are referred to herein as "Transferred Employees."

                  (b) Health Insurance. Buyer will provide to the Transferred Employees health insurance coverage that is reasonably equivalent to that provided by Seller, effective immediately upon the commencement of their employment by Buyer, with no waiting period nor any exclusions from coverage for otherwise-covered conditions that are preexisting, and without reinstitution of deductibles for the plan year in which the Effective Time occurs.

                  (c) Employee Benefit Plans. For purposes of all employee benefit plans maintained by the Buyer after the Closing Date in which any Transferred Employees participate, to the extent permitted by the terms of such plans and applicable law, the Buyer shall cause each such plan to treat the prior service with Seller as service rendered to the Buyer for purposes of eligibility and vesting under such plan and for purposes of vacation pay accrual.

         14.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY.

                  (a) Survival. All representations and warranties of a party contained in this Agreement or in any certificate or other document delivered pursuant hereto shall survive the Closing Date (regardless of any investigation by the other party to this Agreement) for a period of fifteen (15) months following the Closing, except for the representations and warranties contained in Subsections 6(a), (b), (c), and (d) which shall survive indefinitely, and those contained in Subsection 6(n) which shall survive until the expiration of the applicable statutes of limitations (the period of survival of any representation or warranty being referred to as its "Survival Period").

                  (b) General. From and after the Closing, the parties shall indemnify each other as provided in this Section 14. The party seeking indemnification is sometimes referred to herein as the "Indemnified Party" and the party from which indemnification is sought is sometimes referred to as the "Indemnifying Party." After the Closing has occurred, the remedies provided in this Section 14 shall be the exclusive remedies available to a party for any breach of any provision of this Agreement other than
Section 11.

                  (c) Seller's and Shareholders' Indemnification Covenants. Seller and the Shareholders, jointly and severally, will indemnify Buyer and Roundy's and their respective officers, directors, employees, agents and affiliates and hold them harmless from and against any and all liabilities, demands, claims, suits, proceedings, actions or causes of action, assessments, losses, penalties, costs, damages and expenses, including reasonable attorneys' and expert witness fees (collectively, "Damages"), sustained or incurred by any of them as a result of, arising out of or incidental to:

                           (i)      any breach or inaccuracy of any
         representation or warranty made by Seller or any Shareholder in this Agreement or in any certificate or other document or instrument delivered by Seller or any Shareholder to Buyer or Roundy's in connection with the transactions contemplated hereby (the existence of such breach or inaccuracy being determined by taking into consideration any "materiality" or similar qualification of the representation or warranty in question that is expressly contained in and made a part thereof);

                           (ii) any failure of Seller or any Shareholder to comply with, or any breach or nonfulfillment by Seller or any Shareholder of, any covenant of Seller or the Shareholders set forth in this Agreement or in any certificate or other document or instrument (other than the Leases) delivered by Seller or any Shareholder to Buyer or Roundy's in connection with the transactions contemplated hereby;

                           (iii) any failure of Seller or any Shareholder to timely pay, perform or discharge when due any liability or obligation of Seller (including, without limitation, any tax liabilities, including sales and withholding tax liabilities, whether or not the representation and warranty contained in Section 6(n) is breached), except for the Contract Liabilities and Assumed Employee Accruals expressly assumed by Buyer hereunder;

                           (iv) any failure of Seller to comply with the requirements of any bulk sales or bulk transfer law; and

                           (v) any act or omission of Seller occurring prior to the Effective Time which causes Damages to Buyer and is not the subject of any representation or warranty in Paragraph 6 above.

                  (d) Buyer's Indemnification Covenants. Buyer and Roundy's, jointly and severally, will indemnify Seller and the Shareholders for and hold them harmless from and against any and all liabilities, demands, claims, suits, proceedings, actions or causes of action, assessments, losses, penalties, costs, damages and expenses, including reasonable attorneys' and expert witness fees (collectively, "Damages"), sustained or incurred by Seller or the Shareholders as a result of, arising out of or incidental to:

                           (i)      any breach or  inaccuracy  of any
         representation or warranty made by Buyer or Roundy's in this Agreement or in any certificate or other document or instrument delivered by Buyer or Roundy's to Seller or the Shareholders in connection with the transactions contemplated hereby (the existence of such breach or inaccuracy being determined by taking into consideration any "materiality" or similar qualification of the representation or warranty in question that is expressly contained in and made a part thereof);

                           (ii) any failure of Buyer or Roundy's to comply with, or any breach or nonfulfillment by Buyer or Roundy's of any covenant of Buyer or Roundy's set forth in this Agreement or in any certificate or other document or instrument delivered by Buyer or Roundy's to Seller or the Shareholders in connection with the transactions contemplated hereby; or

                           (iii) any failure of Buyer to timely pay, perform or discharge when due any Contract Liabilities or Assumed Employee Accruals expressly assumed by Buyer hereunder.

                  (e)      Claims for Indemnification.

                           (i) Promptly upon an Indemnified Party's obtaining knowledge of any facts causing it to believe that it has or will have a claim for indemnification against any Indemnifying Party or Parties hereunder, the Indemnified Party shall give written notice of such claim to the Indemnifying Party or Parties. Such written notice shall set forth the nature and (to the extent then known) the amount of Damages incurred by or threatened against the Indemnified Party. Notwithstanding the foregoing, the right of indemnification hereunder shall not be affected by any failure of the Indemnified Party to give or by its delay in giving such notice unless, and then only to the extent that, the rights of the Indemnifying Party are prejudiced as a result of such failure or delay.

                           (ii) The Indemnified Party shall tender to the Indemnifying Party the defense of any claim, suit, proceeding, action or assessment brought by any third party (hereinafter "Third Party Claim"). Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such Third Party Claim within ten (10) days after the Indemnified Party's notice to the Indemnifying Party of the same shall be deemed a waiver by the Indemnifying Party of its right so to defend. If the Indemnifying Party assumes such defense, the obligations of the Indemnifying Party hereunder as to such Third Party Claim shall include taking all steps reasonably necessary in the defense or settlement thereof and holding the Indemnified Party harmless from and against any and all Damages sustained or incurred by the Indemnified Party which result from, arise out of or are incidental to any settlement approved by the Indemnifying Party or any judgment in connection therewith. Legal counsel engaged by the Indemnifying Party to defend such claim shall be reasonably acceptable to the Indemnified Party. Except with the written consent of the Indemnified Party, the Indemnifying Party, in the defense of any such Third Party Claim, shall not consent to the entry of any judgment against or adversely affecting the Indemnified Party (other than a judgment of dismissal on the merits and without costs) or enter into any settlement unless such settlement provides that the Indemnified Party is fully released by the third party as to such Third Party Claim.

                           (iii) If the Indemnifying Party does not assume the defense of any such Third Party Claim as provided herein, the Indemnified Party may defend against such Third Party Claim in such manner as the Indemnified Party deems advisable or appropriate and may settle such Third Party Claim or consent to the entry of judgment with respect thereto upon such terms as it deems advisable or appropriate, and in such event the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement or judgment and for any and all Damages sustained or incurred by the Indemnified Party which result from, arise out of or are incidental to the defense or settlement of such Third Party Claim.

                  (f) Time Limitations on Claims. An Indemnified Party shall not be entitled to indemnification pursuant to this Section 14 with respect to any claim for indemnification pursuant to subparagraph 14(c)(i) or subparagraph 14(d)(i) unless written notice of such claim is given by the Indemnified Party to the Indemnifying Party within the applicable Survival Period. Any claims for indemnification pursuant to subparagraph 14(c)(i) or subparagraph 14(d)(i), as the case may be, for which no such notice is given with the applicable Survival Period, may not be asserted after the expiration of the applicable Survival Period and is waived, relinquished and barred.

                  (g) Other Limitations on Claims. In calculating any amounts payable to a party seeking indemnification under this Section 14, the Indemnifying Party shall receive credit for (x) any reduction in actual tax liability as a result of the facts giving rise to the claim for indemnification, and (y) any insurance recoveries. Buyer and its affiliates shall have no claims for Damages hereunder if they have been made whole by Seller's Affiliate pursuant to the Leases.

                  (h) Indemnification Threshold and Cap. Notwithstanding anything to the contrary herein, but subject to the provisions of this
Section 14(h) and those of Section 14(i):

                           (i) any claim by an Indemnified  Party against any
                Indemnifying Party under Section 14(c)(i) or 14(d)(i) of this Agreement shall be payable by the Indemnifying Party only in the event that the accumulated amount of all claims against such Indemnifying Party shall exceed the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00) in the aggregate (the "Indemnification Threshold"); and

                           (ii) the maximum  amount for which an  Indemnifying
                Party shall be obligated to provide indemnification hereunder shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00) (the "Indemnification Cap").

In applying the Indemnification Threshold and the Indemnification Cap, the Seller and the Shareholders, on the one hand, and the Buyer and Roundy's, on the other hand, shall be considered to be one "Indemnifying Party." At such time as the aggregate amount of all claims against an Indemnifying Party exceeds the Indemnification Threshold, such party shall thereafter be liable for the amount by which the aggregate amount of all such claims exceeds the Indemnification Threshold, but subject to the Indemnification Cap (and subject to Section 14(i)).

                  (i) Zero-Threshold and Uncapped Claims. Notwithstanding the preceding Section 14(h), claims for indemnification related to a breach of the representations and warranties contained in Subsections 6(a), (b),
(c), and (d) ("Zero-Threshold Claims") shall not be subject to the Indemnification Threshold or the Indemnification Cap, but shall be payable on a dollar-for-dollar basis without any exclusion therefor or limitation thereon.
                  (j) Treatment of Indemnification Payments. Any indemnification payments made by the parties pursuant to this Section 14 shall be treated by the parties for tax purposes as adjustments to the purchase price unless otherwise required by applicable law.

         15. COUPONS. Buyer will not acquire hereunder any of the rights of Seller to be reimbursed for any manufacturers' coupons accepted by Seller from customers prior to the Effective Time ("Coupons"), and Buyer does not assume hereunder (and Seller will hold Buyer harmless from) any liability of Seller relating to such Coupons or the Seller's acceptance thereof. Buyer will cooperate with Seller following the Closing, in a manner consistent with the parties' past practices in the ordinary course of business, to facilitate Seller's redemption of any such Coupons.

         16.      GENERAL PROVISIONS.

                  (a) Amendment and Modification. This Agreement may be amended, modified and supplemented prior to the Closing only by written agreement of the parties hereto or as otherwise provided herein.

                  (b) Waiver of Compliance. Any failure of Buyer or Roundy's or Seller or the Shareholders to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by an officer of Seller or an officer of Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  (c) Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise provided in this Agreement, all fees and expenses incurred by a party in connection with this Agreement shall be borne by such party, including, without limitation, all fees of its counsel, consultants and accountants; provided, however, that Seller shall be liable for and pay all sales taxes, transfer taxes, and recording fees incurred in connection with the transactions contemplated by this Agreement. Buyer shall be responsible for the payment of all filing fees associated with the HSR Filings.

                  (d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or when sent by U.S. certified or registered mail, postage prepaid:

                           If to Buyer or to Roundy's, to:

                                    (if by courier or personal delivery):
                                    Roundy's, Inc.
                                    875 East Wisconsin Avenue
                                    Milwaukee, WI 53202
                                    ATTN:  Edward G.  Kitz (MS-2040), Group Vice
                                    President, Legal, Risk and Treasury

                                    (if by US Mail):
                                    Roundy's, Inc.
                                    P.O. 473
                                    Milwaukee, WI 53201-0473
                                    ATTN:  Edward G.  Kitz (MS-2040), Group Vice
                                    President, Legal, Risk and Treasury

                           with a copy to:

                                    Whyte Hirschboeck Dudek S.C.
                                    555 East Wells Street, Suite 1900
                                    Milwaukee, WI  53202
                                    ATTN:  John F.  Emanuel

or to such other person or address as Buyer or Roundy's shall furnish to Seller and the Shareholders in writing in accordance with this Section.

                           If to Seller or to the Shareholders, to:

                                    McAdams, Inc.
                                    c/o Patrick D. McAdams
                                    110 Regency Circle
                                    Oconomowoc, WI 53066

                           with a copy to:

                                    O'Neil, Cannon & Hollman, S.C.
                                    111 East Wisconsin Avenue, Suite 1400
                                    Milwaukee, WI 53202
                                    ATTN:  Thomas A. Merkle

or to such other person or address as Seller or the Shareholders shall furnish to Buyer and Roundy's in writing in accordance with this Section.

         Notwithstanding the foregoing, written notice given in any manner shall nonetheless be effective upon its actual receipt by the party or parties entitled thereto.

                  (e) Confidentiality. Seller and the Shareholders acknowledge and agree that the provisions of this Agreement and the transactions contemplated hereby are to be held as strictly confidential and are proprietary to Buyer. No party to this Agreement will (either before or after the Closing) disclose the financial terms of this transaction to any third party whatsoever, other than to their legal counsel, their corporate affiliates, and their other advisors who are directly involved in the negotiation, documentation and consummation of this transaction; provided, that
(i) immediately following the execution hereof, Buyer and Seller shall jointly make the press release in form attached as Exhibit 16(e) hereto; and
(ii) Buyer may make disclosure of the terms of this Agreement to its lenders, investment advisors, investment bankers and investors, and may disclose this Agreement or its terms to the extent required by federal and state securities laws and regulations or contractual obligation to make public filings with the Securities and Exchange Commission. Except as provided in the preceding sentence, no party hereto will issue any report, statement or release to the general public, to the trade, or to the general or trade press relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties hereto.

                  (f) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, whether by operation of law or otherwise; provided that Buyer may assign its rights and delegate its duties and obligations hereunder with respect to the purchase of one or more of the Stores to one or more affiliates of Buyer, provided further that no such assignment or delegation by Buyer shall relieve Buyer or Roundy's of any of their obligations or liabilities hereunder.

                  (g) Governing Law; Venue. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Wisconsin. The parties agree that any litigation arising out of this Agreement or the transactions contemplated hereby shall be brought exclusively in the Circuit Court in and for Milwaukee County, Wisconsin or the federal district court for the Eastern District of Wisconsin.

                  (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (i) Roundy's Guaranty. Roundy's hereby guarantees the full, prompt and complete performance by Buyer of each and every obligation of Buyer under this Agreement.

                  (j) Entire Agreement. This Agreement, including the Disclosure Schedule and Exhibits hereto, and together with the Termination and Release Agreement, the New Store Leases, the Real Estate Development Agreement and the other agreements, documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral, written or electronic, by any officer, employee or representative of either party hereto.

                  (k) Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

                  (l) Captions. The section and paragraph headings contained in this Agreement are for convenience only and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

                  (m) No Third Party Beneficiaries. Neither this Agreement nor any provision hereof, nor any statement, schedule, certificate, instrument or other document delivered or to be delivered pursuant hereto, nor any agreement entered into or to be entered into pursuant hereto or any provision thereof, is intended to create any right, claim or remedy in favor of, or impose any obligation upon, any person or entity other than the parties hereto and their respective successors, personal representatives, executors, heirs, beneficiaries, and permitted assigns.


[Signature Page Follows]


day and year first written above.

SELLER:                                              BUYER:

McADAMS, INC.                                        ULTRA MART FOODS, INC.


By: ______________________________          By: ________________________________
      Patrick D. McAdams, General Manager         Edward G. Kitz, Vice President
                                                  and Secretary


SHAREHOLDERS:                                        ROUNDY'S, INC.


________________________________            By: ________________________________
Patrick D. McAdams                                Edward G. Kitz, Group Vice
                                                  President, Legal, Risk and
                                                  Treasury


________________________________
Sharon Burt


________________________________
Terrence McAdams


________________________________
Michael McAdams


_______________________________________
Patrick D. McAdams as Trustee of the
John McAdams Trust FBO Patrick D. McAdams



_______________________________________
Michael J. McAdams as Trustee of the
John McAdams Trust FBO Michael J. McAdams

_______________________________________
Terrance P. McAdams as Trustee of the
John McAdams Trust FBO Terrance P. McAdams



_______________________________________
Sharon Burt as Trustee of the John McAdams
Trust FBO Sharon Burt



_______________________________________
Patrick D. McAdams as Trustee of the Lorraine
McAdams Trust FBO Patrick D. McAdams



_______________________________________
Michael J. McAdams as Trustee of the Lorraine
McAdams Trust FBO Michael J. McAdams



_______________________________________
Terrance P. McAdams as Trustee of the Lorraine
McAdams Trust FBO Terrance P. McAdams



_______________________________________
Sharon Burt as Trustee of the Lorraine McAdams
Trust FBO Sharon Burt



                                                               EXHIBIT A

Wisconsin, Waukesha County, Mukwonago, 1010 North Rochester Street, Mukwonago, Wisconsin 53149

Wisconsin, Waukesha County, Muskego, S74 W17005 West Janesville Road, Muskego, Wisconsin 53150

Wisconsin, Waukesha County, Wales, 405 North Wales Road, Wales, Wisconsin 53183

Wisconsin, Waukesha County, Oconomowoc, 36933 Watertown Plank Road, Oconomowoc, Wisconsin 53066

Wisconsin, Waukesha County, Oconomowoc, 1408 Summit Road, Oconomowoc, Wisconsin 53066

Wisconsin, Waukesha County, New Berlin, 15445 West National Avenue, New Berlin, Wisconsin 53151

Wisconsin, Waukesha County, Sussex, N65 W24838 Main Street, Sussex, Wisconsin 53089




LIST OF OMITTED EXHIBITS AND SCHEDULES TO ASSET PURCHASE AGREEMENT DATED JULY 9, 2004 BY AND BETWEEN MCADAMS, INC., CERTAIN SHAREHOLDERS OF MCADAMS, INC., ULTRA MART FOODS, INC. AND ROUNDY'S, INC.


                                 EXHIBITS

Exhibit 1(e)                        Sublease Termination Agreement

Exhibits 1(g)(1-5)                  Forms of Store Leases

Exhibit 9(h)                        Real Estate Development Agreement

Exhibit 9(k)                        Form of Sublessee Estoppel Certificate

Exhibit 16(e)                       Press Release

                          DISCLOSURE SCHEDULES

Schedule 1(b)(iii)                  Non-Operating Assets

Schedule 4(b)                       Inventory Margin Percentage

Schedule 6(a)                       Corporate

Schedule 6(c)                       Compliance

Schedule 6(d)                       Good Title

Schedule 6(e)                       Leases, Contracts, etc.

Schedule 6(g)                       Equipment

Schedule 6(i)                       Absence of Certain Changes or Events

Schedule 6(j)                       Litigation and Other Proceedings

Schedule 6(k)                       Fringe Benefit Plans

Schedule 6(l)                       Consents and Approvals

Schedule 6(m)                       Employees

Schedule 6(n)                       Taxes

Schedule 6(o)                       Condition of Real Estate

Schedule 6(p)                       Employment Practices

Schedule 6(q)                       Environmental

Schedule 6(s)                       Compliance with Laws

Schedule 6(t)                       Permits and Licenses

Schedule 6(u)                       Intellectual Property

Schedule 6(v)                       Broker's Fees

Schedule 6(w)                       Transactions with Related Parties

Schedule 6(x)                       Computer Software



THE ABOVE-DESCRIBED EXHIBITS AND SCHEDULES ARE OMITTED FROM THIS FILING PURSUANT TO ITEM 601(B)(2) OF REGULATION S-K. THE REGISTRANT, ROUNDY'S, INC., HEREBY AGREES TO FURNISH A COPY OF SUCH EXHIBITS AND SCHEDULES TO THE COMMISSION UPON REQUEST.